Exhibit 99.1

 Pinnacle Foods Finance LLC Reports Third Quarter Fiscal 2012 Results

Parsippany, NJ, November 8, 2012 - Pinnacle Foods Finance LLC today announced its financial results for the third quarter ended September 23, 2012. Net sales for the quarter declined 1% versus year-ago to $568 million, and net earnings in the quarter were $10 million, after giving effect to approximately $14 million of after-tax charges related to restructuring and refinancing. For the first nine months of 2012, net sales of $1.77 billion were essentially even with year-ago, and net earnings were $9 million, after giving effect to approximately $35 million of after-tax charges related to restructuring and refinancing.

Commenting on the results, Pinnacle Foods Chief Executive Officer Bob Gamgort stated, “We delivered solid results in an environment that continues to be challenging.  We expanded our gross margin versus year-ago, excluding restructuring, as inflation moderated and we accelerated savings from our productivity initiatives.  This improvement drove a healthy 5% increase versus year-ago in Adjusted EBITDA in the quarter.  Our North America retail sales grew slightly in the quarter, and we held or grew market share on brands representing over 50% of our product contribution.  In addition, during the quarter, we completed another refinancing, which further improved our liquidity profile and reduced our interest expense.”

Third Quarter 2012
Net sales of $568 million in the third quarter of 2012 decreased 1.2%, compared to net sales of $575 million in the year-ago period. This performance reflected lower volume, primarily driven by the Company's de-emphasis of low-margin Specialty Division businesses, and higher slotting investment principally behind the Company's recent Vlasic® Farmer's Garden™ introduction. Almost entirely offsetting these factors were slightly higher net price realization and favorable mix.

Net sales in the Company's North American retail businesses increased slightly in the quarter. By brand, the Company registered sales growth for Birds Eye® vegetables, Duncan Hines® baking products, Van de Kamps® and Mrs. Paul's® seafood and Log Cabin® syrups, while net sales of Vlasic® pickles and Aunt Jemima® frozen breakfasts declined.

Earnings before interest and taxes (EBIT) were $60 million in the third quarter of 2012, after giving effect to $20 million of pre-tax charges related to restructuring and refinancing, compared to EBIT in the third quarter of 2011 of $65 million, which included $4 million of pre-tax charges related to restructuring. Excluding these charges in both periods, EBIT for the quarter improved 15% versus year-ago to $80 million, reflecting an improvement in gross profit, driven by net pricing actions that exceeded moderating inflation and strong productivity results, as well as lower overall selling, general and administrative expenses. Adjusted EBITDA, as defined in the Company's borrowing agreements, advanced 5% to $98 million in the third quarter of 2012, compared to Adjusted EBITDA of $93 million in the year-ago quarter. Adjusted EBITDA is defined below under “Non-GAAP Financial Matters" and is reconciled to Net Earnings (Loss) in the tables that accompany this release.

The Company reported net earnings of $10 million in the third quarter of 2012, after giving effect to approximately $14 million of after-tax charges related to restructuring and refinancing, compared to net earnings of $13 million in the third quarter of 2011, which included $2 million of after-tax charges related to restructuring. Excluding these charges in both periods, net earnings advanced 53% to $24 million in the third quarter of 2012, compared to approximately $15 million in the year-ago quarter. This improvement reflected the increase in EBIT, as well as lower interest expense, stemming from both the Company's refinancing activities and lower overall debt level.

First Nine Months 2012
Net sales of $1.77 billion in the first nine months of 2012 were essentially even with net sales of $1.78 billion in the first nine months of 2011. Net sales in the Company's North American retail businesses were $1.47 billion in the first nine months of 2012, compared to net sales of $1.48 billion in the year-ago period.

EBIT in the first nine months of 2012 was $167 million, after giving effect to $40 million in pre-tax charges related to restructuring and refinancing, compared to EBIT in the year-ago period of $209 million, which included $26 million in pre-tax charges related to restructuring and a legal settlement.

Net earnings in the first nine months of 2012 were $9 million, after giving effect to $35 million in after-tax charges related to restructuring and refinancing compared to net earnings in the first nine months of 2011 of $41 million, which included $16 million of after-tax charges related to restructuring and a legal settlement. Adjusted EBITDA was $273 million in the first nine months of 2012, compared to Adjusted EBITDA of $301 million in the first nine months of 2011.

Net cash provided by operating activities in the first nine months of 2012 was $62 million, compared net cash provided by operating activities of $69 million in the year-ago period.

Refinancing Activities
Building on the successful refinancing actions taken in the second quarter of 2012, which extended the Company's debt maturities and reduced its interest expense, during the third quarter of 2012, the Company completed additional refinancing actions that further enhanced its liquidity profile and reduced its interest expense. Specifically, the Company entered into an amendment of its senior secured credit facility which provided for a new, $450 million Tranche F Term Loan due 2018. The Company used proceeds from the Tranche F Term Loan to repay $300 million of the aggregate principle amount of its Tranche B Non Extended Term Loan due 2014 and redeem $150 million of the aggregate principle amount of its 9.25% Senior Notes due 2015.
Conference Call Information
The Company will host a conference call on Thursday, November 8, 2012 at 2:00PM (ET) to discuss results of the quarter.

To access the call, interested parties can dial (866) 837-9779 and reference conference name: Pinnacle Foods Q3 Earnings Call. A replay of the call will be available, beginning November 8, 2012 at 5:00 PM (ET) until November 22, 2012, by dialing 1-888-266-2081 and referencing Access Code 1595622.

About Pinnacle Foods Finance LLC
Millions of times a day in more than 85% of American households, consumers reach for Pinnacle Foods brands. Pinnacle Foods is a Top 1000 Company ranked on Fortune Magazine's 2011 Top 1000 companies list. We are a leading producer, marketer and distributor of high-quality branded food products, which have been trusted household names for decades. Headquartered in Parsippany, NJ, our business employs an average of approximately 4,300 employees. We are a leader in the shelf stable and frozen foods segments and our brands hold the #1 or #2 market position in 8 out of 12 major category segments in which they compete. Our Duncan Hines Grocery Division manages Leadership brands such as Duncan Hines® baking mixes and frostings, Vlasic® shelf-stable pickles and Mrs. Butterworth's® and Log Cabin® table syrups and Foundation brands such as Armour® canned meats, Brooks® and Nalley® chili and chili ingredients, Comstock® and Wilderness® pie and pastry fillings and Open Pit® barbecue sauces. Our Birds Eye Frozen Division manages Leadership brands such as Birds Eye®, Birds Eye Steamfresh®, C&W®, McKenzie's®, and Fresh like® vegetables, Birds Eye Voila!® complete bagged meals and Van de Kamp's® and Mrs. Paul's® seafood and Foundation brands such as Lender's® bagels,Celeste® pizza, Hungry-Man® dinners and entrées and Aunt Jemima® frozen breakfasts. Our Specialty Foods Division manages Tim's Cascade Snacks®, Hawaiian™ Kettle Style Potato Chips, Snyder of Berlin® and Husman's® in addition to our food service and private label businesses. Further information is available at www.pinnaclefoods.com.

Contact:
Craig Steeneck
EVP & CFO
Pinnacle Foods Finance LLC
973-541-6622

Forward Looking Statements
This release may contain statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain “forward-looking information.” The words “estimates,” “expects,” “contemplates,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” “may,” “should,” and variations of such words or similar expressions are intended to identify forward-looking statements. These statements are made based on management's current expectations and beliefs concerning future events and various assumptions and are not guarantees of future performance. Actual results may differ materially as a result of various factors, some of which are beyond our control, including but not limited to: general economic and business conditions, deterioration of the credit and capital markets, industry trends, our substantial leverage and changes in our leverage, interest rate changes, changes in our ownership structure, competition, the loss of any of our major customers or suppliers, changes in demand for our products, changes in distribution channels or competitive conditions in the markets where we operate, costs of integrating acquisitions, the successful integration and achievement of estimated future cost savings related to the Birds Eye Foods acquisition, loss of our intellectual property rights, fluctuations in price and supply of raw materials, seasonality, our reliance on co-packers to meet our manufacturing needs, availability of qualified personnel, changes in the cost of compliance with laws and regulations, including environmental laws and regulations, and the other risks and uncertainties detailed in our Quarterly Report on Form 10-Q for the quarter ended September 23, 2012 and subsequent reports filed with the Securities and Exchange Commission. There may be other factors that may cause our actual results to differ materially from the forward-looking statements. We assume no obligation to update the information contained in the presentation.

Non-GAAP Financial Matters
The Company's metric of Adjusted EBITDA, which is used in creating targets for the bonus and equity portions of our compensation plans, is equivalent to Covenant Compliance EBITDA under our debt agreements.

Pinnacle believes that the presentation of Adjusted EBITDA provides investors with useful information, as it is important in measuring covenant compliance in accordance with the financial covenants and determining our ability to engage in certain transactions in compliance with our debt facilities and it is a metric used internally by our Board of Directors and senior management.

Adjusted EBITDA is a non-GAAP measure and may not be comparable to similarly named measures used by other companies. You should not consider Adjusted EBITDA as an alternative to operating or net earnings (loss), determined in accordance with GAAP, as an indicator of Pinnacle's operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows, or as a measure of liquidity.

Adjusted EBITDA is defined as earnings (loss) before interest expense, taxes, depreciation and amortization (“EBITDA”), further adjusted to exclude non-cash items, non-recurring items and other adjustment items permitted in calculating Adjusted under the Senior Secured Credit Facility and the indentures governing the Senior Notes.

EBITDA and Adjusted EBITDA do not represent net earnings or (loss) or cash flow from operations as those terms are defined by Generally Accepted Accounting Principles (“GAAP”) and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. In particular, the definitions of Adjusted EBITDA in the Senior Secured Credit Facility and the indentures allow us to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net earnings or loss. However, these are expenses that may recur, vary greatly and are difficult to predict. While EBITDA and Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

Our ability to comply with the financial covenants and engage in certain transactions in compliance with our debt agreements in future periods will depend on events beyond our control, and we cannot assure you that we will meet those ratios. A breach of any of these covenants in the future could result in a default under, or an inability to undertake certain activities in compliance with, the Senior Secured Credit Facility and the indentures governing the Senior Notes, at which time the lenders could elect to declare all amounts outstanding under the Senior Secured Credit Facility to be immediately due and payable. Any such acceleration would also result in a default under the indentures governing the Senior Notes.

The following table provides a reconciliation from our net earnings (loss) to EBITDA and Adjusted EBITDA for the nine months ended September 23, 2012 and September 25, 2011 and the fiscal year ended December 25, 2011. The terms and related calculations are defined in the Senior Secured Credit Facility and the indentures governing the 8.25% Senior Notes and the 9.25% Senior Notes.

(thousands of dollars)

	Three months ended		Nine months ended		Fiscal Year Ended
	September 23, 2012	September 25, 2011	September 23, 2012	September 25, 2011	December 25, 2011
Net earnings (loss)	$9,878	$12,777	$8,857	$40,610	$(46,914)
Interest expense, net	44,458	52,144	154,496	155,385	208,078
Income tax expense (benefit)	5,559	373	3,701	13,007	22,103
Depreciation and amortization expense	26,486	22,163	68,542	65,065	88,476
EBITDA	$86,381	$87,457	$235,596	$274,067	$271,743
Non-cash items (a)	(2,967)	2,409	(1,368)	6,291	152,245
Non-recurring items (as defined) (b)	13,310	2,478	32,134	17,130	20,264
Other adjustment items (c)	1,188	1,092	6,758	3,146	5,440
Adjusted EBITDA (unaudited)	97,912	93,436	273,120	300,634	449,692
Last twelve months Adjusted EBITDA (unaudited)			$422,178

(a)	Non-cash items are comprised of the following:

	Three months ended		Nine months ended		Fiscal Year Ended
	September 23, 2012	September 25, 2011	September 23, 2012	September 25, 2011	December 25, 2011
Non-cash equity-related compensation charges	$125	$300	$725	$900	$1,151
Unrealized mark-to-market losses resulting from hedging activities	(3,092)	2,109	(2,093)	4,105	1,608
Goodwill impairment charge (1)	—	—	—	—	122,900
Other impairment charge (2)	—	—	—	1,286	26,586
Total non-cash items	$(2,967)	$2,409	$(1,368)	$6,291	$152,245
_________________

(1)	For the fiscal year ended December 25, 2011, represents goodwill impairments on the Breakfast ($51,700), Private Label ($49,700) and Food Service ($21,500) reporting Units.

(2)
For the fiscal year ended December 25, 2011 represents tradename impairments on Aunt Jemima ($23,700), Lenders ($1,200) and Bernstein's ($400), as well as a plant asset impairment on the previously announced closure of the Tacoma, WA facility ($1,286).

(thousands of dollars)

(b)	Non-recurring items are comprised of the following:

	Three months ended		Nine months ended		Fiscal Year Ended
	September 23, 2012	September 25, 2011	September 23, 2012	September 25, 2011	December 25, 2011
Expenses in connection with an acquisition or other non-recurring merger costs	$(3)	$2	$1,620	$9,039	$8,771
Restructuring charges, integration costs and other business optimization expenses	9,812	2,115	15,289	7,119	9,485
Employee severance	31	361	964	972	2,008
Other non-recurring items (1)	$3,470	$—	$14,261	$—	$—
Total non-recurring items	$13,310	$2,478	$32,134	$17,130	$20,264

(1) For the nine months ended September 23, 2012, represents the premium paid on the redemption of $199.0 million of 10.625% Senior Subordinated Notes and the premium paid on the repurchase and retirement of $160.0 million of 9.25% Senior Notes.

(c)	Other adjustment items are comprised of the following:

	Three months ended		Nine months ended		Fiscal Year Ended
	September 23, 2012	September 25, 2011	September 23, 2012	September 25, 2011	December 25, 2011
Management, monitoring, consulting and advisory fees paid to Blackstone	$1,188	$1,082	$3,534	$3,422	$4,572
Other (1)	—	10	3,224	(276)	868
Total other adjustments	$1,188	$1,092	$6,758	$3,146	$5,440

(1) For the nine months ended September 23, 2012 and the fiscal year ended December 25, 2011, primarily represents the recall of Aunt Jemima product. For the fiscal year ended December 25, 2011, this also includes a gain on the sale of the Watsonville, CA property. For the nine months ended September 25, 2011, represents gain on the sale of the Watsonville,CA property.

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(thousands of dollars)

	Three months ended		Nine months ended
	September 23, 2012	September 25, 2011	September 23, 2012	September 25, 2011
Net sales	$567,905	$574,746	$1,773,425	$1,783,081
Cost of products sold	438,564	440,496	1,376,251	1,353,759
Gross profit	129,341	134,250	397,174	429,322
Operating expenses
Marketing and selling expenses	38,336	43,306	130,540	131,764
Administrative expenses	21,349	19,510	66,089	62,640
Research and development expenses	2,677	2,282	8,211	6,343
Other expense (income), net	7,084	3,858	25,280	19,573
Total operating expenses	69,446	68,956	230,120	220,320
Earnings before interest and taxes	59,895	65,294	167,054	209,002
Interest expense	44,462	52,241	154,601	155,624
Interest income	4	97	105	239
Earnings before income taxes	15,437	13,150	12,558	53,617
Provision for income taxes	5,559	373	3,701	13,007
Net earnings	$9,878	$12,777	$8,857	$40,610

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (unaudited)
(thousands of dollars)

	September 23, 2012	December 25, 2011
Current assets:
Cash and cash equivalents	$5,891	$151,031
Accounts receivable, net of allowances of $6,085 and $5,440, respectively	166,279	159,981
Inventories	402,820	335,812
Other current assets	7,150	7,549
Deferred tax assets	72,844	71,109
Total current assets	654,984	725,482
Plant assets, net of accumulated depreciation of $255,029 and $205,281, respectively	495,916	501,283
Tradenames	1,604,512	1,604,512
Other assets, net	161,518	178,849
Goodwill	1,441,495	1,441,495
Total assets	$4,358,425	$4,451,621

Current liabilities:
Short-term borrowings	$560	$1,708
Current portion of long-term obligations	30,406	15,661
Accounts payable	186,805	152,869
Accrued trade marketing expense	39,104	35,125
Accrued liabilities	125,681	128,785
Total current liabilities	382,556	334,148
Long-term debt (includes $62,335 and $121,992 owed to related parties, respectively)	2,583,635	2,738,650
Pension and other postretirement benefits	84,558	93,406
Other long-term liabilities	29,877	22,099
Deferred tax liabilities	423,107	417,966
Total liabilities	3,503,733	3,606,269
Commitments and contingencies
Member’s equity:
Limited liability company interests	—	—
Additional paid-in-capital	697,231	697,352
Retained earnings	209,293	200,436
Accumulated other comprehensive loss	(51,832)	(52,436)
Total member’s equity	854,692	845,352
Total liabilities and member’s equity	$4,358,425	$4,451,621

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(thousands of dollars)

	Nine months ended
	September 23, 2012	September 25, 2011
Cash flows from operating activities
Net earnings	$8,857	$40,610
Non-cash charges (credits) to net earnings
Depreciation and amortization	68,542	65,065
Amortization of discount on term loan	669	904
Amortization of debt acquisition costs	6,745	7,812
Call premium on note redemptions	14,255	—
Refinancing costs and write off of debt issuance costs	17,482	—
Amortization of deferred mark-to-market adjustment on terminated swaps	444	1,684
Plant asset impairment charges	—	1,286
Change in value of financial instruments	(2,002)	3,984
Equity-based compensation charge	725	900
Pension expense, net of contributions	(8,924)	(11,313)
Other long-term liabilities	3,210	(1,375)
Other long-term assets	(601)	170
Deferred income taxes	2,637	10,797
Changes in working capital
Accounts receivable	(5,974)	(32,925)
Inventories	(66,822)	(76,919)
Accrued trade marketing expense	3,853	(7,607)
Accounts payable	14,198	51,533
Accrued liabilities	4,340	9,621
Other current assets	750	4,892
Net cash provided by operating activities	62,384	69,119
Cash flows from investing activities
Capital expenditures	(49,796)	(90,832)
Proceeds from sale of plant assets	570	7,900
Net cash used in investing activities	(49,226)	(82,932)
Cash flows from financing activities
Proceeds from bank term loans	842,625	—
Repayments of long-term obligations	(625,172)	—
Repurchase of notes	(373,255)	—
Proceeds from short-term borrowings	1,216	845
Repayments of short-term borrowings	(2,364)	(2,002)
Borrowings under revolving credit facility	5,000	—
Repayments of revolving credit facility	(5,000)	—
Repayment of capital lease obligations	(2,803)	(1,997)
Equity contributions	—	558
Repurchases of equity	(846)	(1,624)
Debt acquisition costs	(17,414)	(546)
Change in bank overdrafts	19,327	—
Other financing	—	2,730
Net cash used in financing activities	(158,686)	(2,036)
Effect of exchange rate changes on cash	388	(60)
Net change in cash and cash equivalents	(145,140)	(15,909)
Cash and cash equivalents - beginning of period	151,031	115,286
Cash and cash equivalents - end of period	$5,891	$99,377

Supplemental disclosures of cash flow information:
Interest paid	$138,622	$133,770
Interest received	105	193
Income taxes paid (refunded)	1,933	(2,365)
Non-cash investing and financing activities:
New capital leases	1,549	1,500